Exhibit 99.1

Dr. Frank B. McCluskey Plans to Retire as Executive Vice President and Provost of American Public University System

Recognized Expert on Learning Outcomes to Serve as Scholar in Residence of Educational Theory

CHARLES TOWN, W.Va.--(BUSINESS WIRE)--December 6, 2010--American Public University System (APUS) today announced that Dr. Frank B. McCluskey plans to retire from his role as executive vice president and provost of APUS effective March 17, 2011. His affiliation with APUS is expected to continue through a new role as scholar in residence of educational theory.

Dr. McCluskey, 61, has served the university for nearly six years during which the institution earned regional accreditation and increased recognition from the academic community. Over the span of 21 years of leadership roles in higher education, he has published numerous papers and given scholarly presentations on such topics as online pedagogy, active learning, and the administration of online learning in higher education.

Dr. Wallace E. Boston, APUS president and chief executive officer, “We are tremendously grateful for the dedicated service of Dr. McCluskey and his unyielding commitment to student learning which has resulted in APUS being recognized as a leader in online higher education. His work and accomplishments have furthered the academic achievement and career advancement of thousands of university graduates throughout the years.”

Dr. McCluskey is expected to serve the university as scholar in residence of educational theory. In this role, he will advise the institution on matters of online learning and advancing effective instructional and outcomes measurement practices in collaboration with higher education leaders nationwide.

“We look forward to Dr. McCluskey’s continued association with the university and his contributions to advancing best practices in online higher education,” added Dr. Boston.

About American Public University System

American Public University System, winner of the Sloan Consortium's 2009 Ralph E. Gomory Award for Quality Online Education and a recipient of Sloan's Effective Practice Award in 2009 and 2010, offers 79 online degree programs through its American Public University and American Military University institutions. APUS's relevant curriculum, affordability and flexibility help more than 75,000 working adults worldwide pursue degrees in subjects ranging from homeland security to management and liberal arts. For more information, visit www.apus.edu.

Forward Looking Statements

Statements made in this press release regarding American Public Education, Inc. or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will" and "would". These forward-looking statements include, without limitation, statements regarding expected growth and share repurchase activity. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

CONTACT:
American Public University System
Brian Muys, 703-334-3225
bmuys@apus.edu
or
Chris Symanoskie, 703-334-3880
csymanoskie@apus.edu